EXHIBIT 5.1

CABOT OIL & GAS CORPORATION

1200 Enclave Parkway

Houston, Texas 77077

(281) 589-4600

June 27, 2006

Cabot Oil & Gas Corporation

1200 Enclave Parkway

Houston, Texas 77007

Ladies and Gentlemen:

I am Vice President, Managing Counsel and Corporate Secretary of Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), and have represented the Company in connection with the Company’s Mineral, Royalty and Overriding Royalty Interest Plan (the “Plan”) relating to mineral, royalty and overriding royalty interests (the “Company Interests”) acquired by the Company in oil and natural gas properties from time to time. Pursuant to the Plan, certain employees of the Company (each a “Participant”) whose participation in the Plan has been approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) may be offered the opportunity to purchase a portion of the Company Interests (the portion subject to the Plan, the “Interests”) from the Company. The Company has prepared for filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a Registration Statement on Form S-8 (the “Registration Statement”) with respect to the Interests.

I have examined, directly or indirectly through staff or otherwise to my satisfaction, originals, or copies certified or otherwise identified, of the Company’s Certificate of Incorporation and the Amended and Restated Bylaws, each as amended to date, the Plan, the forms of Conveyance of Mineral and/or Royalty Interest and Conveyance of Overriding Royalty Interest (each in the form to be filed as an exhibit to the Registration Statement and collectively referred to herein as the “Conveyances”), and corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereinafter expressed. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Conveyances, when duly executed and delivered by the Company and the Participant a party thereto following due authorization thereof by the Committee, or by the Board of Directors of the Company or another duly constituted and acting committee thereof, as provided in and in accordance with the Plan, and when the Interests conveyed thereby have been paid for in accordance therewith and with the terms of the Plan, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

I am licensed to practice law in the State of Texas, and the opinion set forth above is limited in all respects to the laws of the State of Texas as in effect on the date hereof.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lisa A. Machesney
Lisa A. Machesney
Vice President, Managing Counsel and Corporate Secretary